UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 16, 2016
(Date of Report, Date of Earliest Event Reported)

Stage Stores, Inc.
(Exact Name of Registrant as Specified in Charter)

1-14035
(Commission File Number)

NEVADA (State or Other Jurisdiction of Incorporation)	91-1826900 (I.R.S. Employer Identification No.)

2425 West Loop South, Houston, Texas (Address of Principal Executive Offices)	77027 (Zip Code)

(800) 579-2302
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
On December 16, 2016, Stage Stores, Inc. and its subsidiary Specialty Retailers, Inc. (collectively, “we,” “our” or “registrant”) entered into an amendment to its senior secured revolving credit facility. The amendment increases total capacity under the facility from $350 million to $450 million, including a $50 million seasonal increase and $25 million letter of credit sublimit, and extends the term from October 6, 2019 until December 16, 2021. Borrowings under the credit facility remain available for working capital and general corporate purposes, as well as to finance capital expenditures and to support our letter of credit requirements.
The amendment was entered into by and among Specialty Retailers, Inc., as borrower, Stage Stores, Inc., as guarantor, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and lenders Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Regions Bank, Bank of America, N.A., and SunTrust Bank.
The daily interest rates under the credit facility are determined by a prime rate or LIBOR, plus an applicable margin, as set forth in the credit facility agreement. Borrowings under the credit facility are limited to the availability under a borrowing base that is determined principally on eligible inventory as defined by the credit facility agreement. Inventory, cash and cash equivalents are pledged as collateral under the credit facility.
The credit facility agreement contains covenants which, among other things, restrict, based on required levels of excess availability, (i) the amount of additional debt or capital lease obligations, (ii) the payment of dividends and repurchase of common stock under certain circumstances and (iii) related party transactions. The credit facility agreement also contains a fixed charge coverage ratio covenant in the event excess availability is below a defined threshold or an event of default has occurred.
A copy of the amendment is filed as Exhibit 10.2 to this Form 8-K. The foregoing description of the amendment and credit facility agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment and credit facility agreement which are incorporated herein by reference.
The amendment included as an exhibit to this Form 8-K is intended to provide the reader with information regarding its terms and is not intended to provide any other factual or disclosure information about us or the other parties to the amendment or the credit facility agreement. The amendment and credit facility agreement contain representations, warranties and covenants by the parties thereto, and those representations, warranties and covenants:

•	were made solely for purposes of the amendment and the credit facility agreement and for the benefit of the parties specified therein;

•
have been qualified by disclosures that were made to the other party in connection with the negotiation of the amendment and the credit facility agreement, including being qualified by confidential disclosures made by one party to the other for the purpose of allocating contractual risk between them that differ from those applicable to investors;

•	may apply standards of materiality in a way that is different from what may be viewed as material to the reader or other investors;

•	were made only as of the date of the amendment, the credit facility agreement or such other date(s) specified in the applicable document and are subject to more recent developments; and

•	may not describe the actual state of affairs as of the date they were made or at any other time.

Investors should not rely on the representations, warranties and covenants in the amendment or credit facility agreement, or any description thereof, as characterizations of the actual state of facts or our condition. Investors should review the amendment and credit facility agreement, or any descriptions thereof, not in isolation, but only in conjunction with the other information about us that we include in reports, statements and other filings we make with the SEC.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
(a)    Creation of a Direct Financial Obligation
The information required by this item is included in Item 1.01 of this Form 8-K and is incorporated herein by reference.
Item 8.01    Other Events
On December 19, 2016, we issued a news release announcing that we entered into the amendment. A copy of the news release is attached to this Form 8-K as Exhibit 99.
Item 9.01    Financial Statements and Exhibits
(d)    Exhibits. Exhibits denoted with an asterisk (*) are filed herewith.

10.1
Second Amended and Restated Credit Agreement dated October 6, 2014, among Specialty Retailers, Inc., as borrower, Stage Stores, Inc., as guarantor, and the banks named therein is incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 10, 2014.

10.2*
First Amendment to Second Amended and Restated Credit Agreement dated December 16, 2016, among Specialty Retailers, Inc., as borrower, Stages Stores, Inc., as guarantor, and the banks named therein. Some schedules to this Exhibit have been omitted. The registrant agrees to furnish supplementally a copy of any of the omitted schedules to this Exhibit to the Securities and Exchange Commission upon its request.

99*	Stage Stores, Inc. news release dated December 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STAGE STORES, INC.

Date: December 19, 2016	/s/ Oded Shein
Oded Shein
Executive Vice President,
Chief Financial Officer and Treasurer